FOR IMMEDIATE RELEASE
May 1, 2009	For More Information Contact:
Steven M. Zagar
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation
Announces Quarterly Results

Elizabethtown, Kentucky, May 1, 2009 – First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced diluted net income per common share of $0.10 for the quarter ended March 31, 2009, compared to $0.40 for the quarter ended March 31, 2008.  The first quarter earnings decline was driven by a higher provision for loan losses, margin compression, higher operating expenses and impairment losses on securities. Earnings available to common shareholders were also impacted by dividends paid on preferred shares.

After careful consideration, the Company elected to participate in the U.S. Treasury’s voluntary Capital Purchase Program (CPP) in which First Financial Service Corporation issued $20 million in senior preferred shares to the U.S. Treasury.  This transaction closed during January 2009 and details of the transaction can be found in a Securities and Exchange Commission filing dated January 12, 2009.

“Participation in CPP has strengthened our balance sheet to maintain our well-capitalized status in terms of regulatory guidelines,” stated Chief Executive Officer, B. Keith Johnson.  “This will assist the Bank in weathering the uncertain economic climate and enable us to take advantage of potential growth opportunities as they arise.  During the first quarter of 2009, we were able to continue extending loans to new and existing customers from CPP proceeds.  This is evident based on the strong loan growth achieved during the most recent quarter.”

“Our first quarter financial performance however, does reflect our continued efforts to manage risks in our loan portfolio.  The Company recorded a large provision expense related partially to growth realized in the portfolio, but mainly due to increased general and specific reserves that were necessary for probable incurred credit loss resulting from continued deterioration in asset quality.  It is likely provision expense will remain elevated throughout the year to compensate for weak economic conditions impacting some of our customer relationships as well as depressed residential and commercial real estate values.  2009 will continue to be a challenging time for our financial institution as we manage the overall level of our credit quality.  Like all banks, our Company will also face increased FDIC insurance premiums as well as generally higher operating expenses during the year as we add additional banking centers.  The new banking centers will be critical to enable the Company to continue its organic growth in our existing markets.  Despite these unprecedented economic challenges, First Financial is committed to making prudent decisions to build long-term value for our shareholders, customers and associates.”

Total deposits were $821.5 million at March 31, 2009, an increase of $46.1 million from the fourth quarter of 2008.  After our acquisition of Farmers State Bank in 2008, our retail branch network has broadened to fifteen in the Louisville Metropolitan Area, which now extends into Southern Indiana.  As previously noted, additional sites within the Louisville market are under development with our next location scheduled to open early in the third quarter of 2009.  Competition for deposits remains competitive in all of the markets we serve.  This intense competition and any additional actions taken by the Federal Open Markets Committee (FOMC) could add to additional margin compression as the interest rate environment continues to be uncertain.

The demand for commercial lending continues to be strong in all markets we serve.  Commercial loans were $666.2 million at March 31, 2009, an increase of $28.6 million, or 4.50%, from the fourth quarter 2008.  The growth in the Company’s commercial loan portfolio has favorably impacted the level of interest income generated by the Company.  Average earning assets increased by $154.8 million as of March 31, 2009, compared to March 31, 2008.  Despite the increase in earning assets, the Company’s net interest margin realized a modest decline of ten basis points.  Net interest margin decreased to 3.73% for the quarter ended March 31, 2009, compared to 3.83% for the same period in 2008.  The current Federal Funds rate remains in a range of 0.00% to 0.25%.  Correspondingly, variable rate loans that are tied to the federal prime rate have been repriced downward in relation to the prime rate.  However, interest rates paid on customer deposits have not adjusted downward proportionately with the declining interest yields on loans and investments.  Sixty percent of deposits are time deposits that reprice over a longer period of time.  The increase in the volume of earning assets did have a positive impact on net interest income, which increased $1,144,000 for the three months ended March 31, 2009, compared to the respective period ended March 31, 2008.

The percentage of non-performing loans to total loans increased to 2.30% at March 31, 2009 compared to 1.86% at December 31, 2008 and 0.71% at March 31, 2008.  Annualized net charge-offs as a percent of average total loans increased to 0.23% for the quarter ended March 31, 2009, compared to 0.07% for December 31, 2008 and 0.06% for the quarter ended March 31, 2008.  Net charge-offs were higher in the current period due to increased charge-offs in the consumer and commercial real estate loan portfolios.

Provision for loan loss expense increased $1,461,000 for the three months ended March 31, 2009, compared to the same period ended March 31, 2008.  The increase for the first quarter of 2009 was related to growth in the loan portfolio and from the specific reserves set aside for loans classified during 2009.  Provision expense was also higher due to increasing the general reserve factors for commercial real estate loans during the quarter as the level of classified loans has increased sharply.  As economic conditions continue to deteriorate, management’s emphasis will be to proactively review credit quality and the adequacy of the allowance for loan losses.  Although resulting in substantial provisioning in the second half of 2008 and continuing into 2009, we believe that this proactive approach will put the Company in a better position to withstand the uncertainty over the next few quarters.

Non-interest income increased $49,000 for the three months ended March 31, 2009, compared the three months ended March 31, 2008.  Customer service fees on deposit accounts increased $61,000 for the first quarter 2009 compared to the same quarter in 2008.  Gain on sale of mortgage loans increased $29,000, while brokerage commissions decreased $25,000, for the current quarter compared to same quarter in the prior year.  Other income increased $156,000 for the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008.  The increase in other income is attributable to a gain on sale of other real estate owned recorded during the quarter.  The increase in non-interest income was offset by other-than-temporary impairment losses of $155,000 on two pooled trust preferred security investments.

Non-interest expense increased $1.4 million to $7.8 million for the three months ended March 31, 2009, compared to the same three months ended March 31, 2008.  Contributing to the increase in non-interest expense for the quarter was a $584,000 increase in employee compensation expense.  Twenty employees were added in the second quarter of 2008 as a result of the Farmers State Bank acquisition.  Further contributing to the increase to non-interest expense were increases in office occupancy expense and equipment, information systems and outside services, amortization for core deposit intangible and marketing and advertising.  FDIC insurance premiums also increased $89,000 for the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008.  The FDIC increased insurance premiums for the first quarter 2009 for all financial institutions.  The Company will most likely be subject to higher premiums beginning in the second quarter 2009 along with any special assessments imposed by the FDIC on all financial institutions.  Additionally, other expenses increased $338,000 for the quarter ended March 31, 2009 over the same period in 2008.  The increase was related to higher interchange expenses, postage and courier, loss on NOW accounts and maintenance and repair on other real estate owned.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, and personal investment financial counseling services.  Today, the Bank serves seven contiguous counties encompassing Central Kentucky and the Louisville Metropolitan area, including Southern Indiana, through its 20 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.”  Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP

MORE

FIRST FINANCIAL SERVICE CORPORATION
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(Dollars in thousands, except share data)	2009	2008

ASSETS:
Cash and due from banks	$15,198	$17,310
Interest bearing deposits	2,839	3,595
Total cash and cash equivalents	18,037	20,905

Securities available-for-sale	15,673	15,775
Securities held-to-maturity, fair value of $6,123 Mar (2009) and $6,846 Dec (2008)	6,097	7,022
Total securities	21,770	22,797

Loans held for sale	10,728	9,567
Loans, net of unearned fees	943,336	903,434
Allowance for loan losses	(15,072)	(13,565)
Net loans	938,992	899,436

Federal Home Loan Bank stock	8,515	8,515
Cash surrender value of life insurance	8,745	8,654
Premises and equipment, net	30,635	30,068
Real estate owned:
Acquired through foreclosure	5,348	5,925
Held for development	45	45
Other repossessed assets	92	91
Goodwill	11,931	11,931
Core deposit intangible	1,602	1,703
Accrued interest receivable	3,999	4,379
Deferred income taxes	1,090	1,147
Other assets	2,393	1,451

TOTAL ASSETS	$1,053,194	$1,017,047

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Non-interest bearing	$57,499	$55,668
Interest bearing	764,019	719,731
Total deposits	821,518	775,399

Short-term borrowings	65,000	94,869
Advances from Federal Home Loan Bank	52,841	52,947
Subordinated debentures	18,000	18,000
Accrued interest payable	279	288
Accounts payable and other liabilities	2,718	2,592

TOTAL LIABILITIES	960,356	944,095
Commitments and contingent liabilities	-	-

STOCKHOLDERS' EQUITY:
Serial preferred stock, $1 par value per share; authorized 5,000,000 shares; issued and outstanding, 20,000 shares Mar (2009)	19,740	-
Common stock, $1 par value per share; authorized 10,000,000 shares; issued and outstanding, 4,679,504 shares Mar (2009), and 4,668,030 shares Dec (2008)	4,680	4,668
Additional paid-in capital	34,578	34,145
Retained earnings	36,069	36,476
Accumulated other comprehensive loss	(2,229)	(2,337)

TOTAL STOCKHOLDERS' EQUITY	92,838	72,952
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,053,194	$1,017,047

FIRST FINANCIAL SERVICE CORPORATION
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
(Dollars in thousands, except per share data)	March 31,
	2009	2008
Interest and Dividend Income:
Loans, including fees	$13,944	$14,032
Taxable securities	308	384
Tax exempt securities	106	100
Total interest income	14,358	14,516

Interest Expense:
Deposits	4,500	5,686
Short-term borrowings	43	322
Federal Home Loan Bank advances	597	596
Subordinated debentures	329	167
Total interest expense	5,469	6,771

Net interest income	8,889	7,745
Provision for loan losses	2,045	584
Net interest income after provision for loan losses	6,844	7,161

Non-interest Income:
Customer service fees on deposit accounts	1,477	1,416
Gain on sale of mortgage loans	177	148
Total other-than-temporary impairment losses	(1,183)	-
Portion of loss recognized in other comprehensive income (before taxes)	1,028	-
Net impairment losses recognized in earnings	(155)	-
Write down on real estate acquired through foreclosure	(17)	-
Brokerage commissions	93	118
Other income	428	272
Total non-interest income	2,003	1,954

Non-interest Expense:
Employee compensation and benefits	4,002	3,418
Office occupancy expense and equipment	848	653
Marketing and advertising	265	214
Outside services and data processing	793	717
Bank franchise tax	264	250
FDIC insurance premiums	179	90
Amortization of core deposit intangible	101	-
Other expense	1,331	993
Total non-interest expense	7,783	6,335

Income before income taxes	1,064	2,780
Income taxes	303	897
Net Income	761	1,883
Less:
Dividends on preferred stock	(267)	-
Accretion on preferred stock	(11)	-
Net income available to common shareholders	$483	$1,883

Shares applicable to basic income per share	4,676,587	4,663,447
Basic income per share	$0.10	$0.40

Shares applicable to diluted income per share	4,676,690	4,697,876
Diluted income per share	$0.10	$0.40

Cash dividends declared per share	$0.190	$0.190

FIRST FINANCIAL SERVICE CORPORATION
Unaudited Selected Ratios and Other Data

	As of and For the
	Three Months Ended
	March 31,
Selected Data	2009	2008

Performance Ratios

Return on average assets	0.30%	0.87%

Return on average equity	3.37%	10.16%

Average equity to average assets	8.82%	8.52%

Net interest margin	3.73%	3.83%

Efficiency ratio from continuing operations	71.46%	65.31%

Book value per share	$15.62	$16.01

Average Balance Sheet Data

Average total assets	$1,039,731	$875,286

Average interest earning assets	973,336	818,565

Average loans	939,647	774,443

Average interest-bearing deposits	760,753	639,274

Average total deposits	814,870	693,609

Average total stockholders' equity	91,711	74,547

Asset Quality Ratios

Non-performing loans as a percent of total loans (1)	2.30%	0.71%

Non-performing assets as a percent of total loans (1)	2.87%	1.11%

Allowance for loan losses as a percent of total loans (1)	1.60%	1.08%

Allowance for loan losses as a percent of non-performing loans	70%	151%

Net charge-offs to total loans (1)	0.23%	0.06%

(1) Excludes loans held for sale.